EXHIBIT 10.28

Ghent, February 11th, 2002

Dear Sirs,

Subject: Increase of your credit line

In connection to our negotiations, please note that we have the honor to inform you that the credit line is granted in the amount of 1.241.000 Euro.

Application =

1.	For the amount of 991.000 Euro

•	by cash disposals BBL Factoring

•	by Advances BBL Factoring

2.	For the amount of 250.000 Euro

•	by cash disposals

•	by cash disposals in USD, till the converted amount reaches the level of the euro amount, following the most recent known actual conversion rate

•	by advances in Euro and/or by advances in USD, till the counter value of named amount, for the maximum term of 3 months. Each advance will be minimum 125.000 Euro.

•	by opening of a documentary credit, approved by us, executable following our instructions and our approval and at our terms, to be determinated case by case and against the needed documents.

The documentary credits are managed by the “uniformed rules and habits concerning documentary credit’s” published by the international Chamber of Commerce.

The total of all the files may not exceed the amount of the credit line.

Guaranties

All your commitments, resulting by this business agreement between the bank and yourself, will be guarantied by =

•	a pawn of the first line for the amount of 250.000 Euro, following the text below.

•
a pawn of cash, deposits on account 390-0344064-60, actions at bearer and dematerialized stocks to be booked by the will of the bank, after being registered in the file of hypoticated stocks on account 390-0344064-70

•	this pawn will be given by Mr. de Vreese Guy–Maureen Seifert,

•	the value of all stocks and deposits should not be smaller than 219.000 Euro or an equivalent in Cash.

•	once this obligation is fulfilled, we will release stocks for the amount of 19.000 Euro, underwritten by Mr. de Vreese Guy and Maureen Seifert on January 22, 2002.

Other modalities

The credit line of 250.000 Euro’s, usable in cash disposals, advances and documentary credit, will only become effective when DMD NV will have fulfilled its modalities concerning a previous and already closed credit obligation.

The study and administrative costs are 625 Euro. Seeing our good business relationship this amount will exceptionally be reduced to 250 Euro, which will be debited on your account.

Regards,

/s/ JULIEN VAN DE DRIESCHE	/s/ DANIEL DEPREZ
Julien van de Driesche	Daniel Deprez